Exhibit 16.1

April 29, 2010

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re: Medifast, Inc.

Dear Sir/Madam:

We have read the statements of Medifast, Inc. pertaining to our firm included under Item 4.01 of Form 8-K/A to be filed April 29, 2010 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Friedman LLP